CERTIFICATE OF AMENDMENT TO DECLARATION OF TRUST OF
MERRILL LYNCH EQUITY INCOME FUND
(Formerly, Merrill Lynch Strategic Dividend Fund)

     The undersigned, constituting at least a majority of the Trustees of Merrill Lynch Equity Income Fund (the "Fund"), a business trust organized under the laws of Massachusetts, pursuant to the Declaration of Trust of the Fund dated the 14th day of May, 1987, as amended (the "Declaration"), do hereby certify that the Trustees of the Fund have duly adopted the following amendment:

     That the Declaration of Trust dated May 14, 1987, as amended, be and hereby is amended to change the name of the Fund from "Merrill Lynch Strategic Dividend Fund" to "Merrill Lynch Equity Income Fund" in the following manner:

1.1 Name.	The name of the trust created hereby (the "Fund") shall be "Merrill Lynch Equity Income Fund," and so far as may be practicable the Trustees shall conduct the Fund's activities, execute all documents and sue and be sued under that name, which name (and the word "Fund" wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Fund. However, should the Trustees determine that the use of such name is not advisable, they may select such other name for the Fund as they deem proper and the Fund may hold its property and conduct its activities under such other name. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name. Any such instrument shall have the status of an amendment to this Declaration.

     IN WITNESS WHEREOF, the undersigned, constituting a majority of the Trustees of the Fund, have executed this Amendment in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Fund as required by Article XI, Section 11.3(c) of the Declaration, this 27th day of December, 2000

/s/	/s/

Ronald W. Forbes	Terry K. Glenn

/s/	/s/

Cynthia A. Montgomery	Charles C. Reilly

/s/	/s/

Kevin A. Ryan	Roscoe S. Suddarth

/s/

Richard R. West	Arthur Zeikel
/s/

Edward D. Zinbarg